Exhibit 99.1
News Release

M.D.C. HOLDINGS APPOINTS RAFAY FAROOQUI TO ITS BOARD OF DIRECTORS

DENVER, Wednesday, December 14, 2022 - M.D.C. Holdings, Inc. (NYSE: MDC), one of the nation’s leading homebuilders, today announced that its Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, increased the number of directors on the Board from ten to eleven, appointed Rafay Farooqui as a Class II Director to fill the vacancy on the Board and nominated Mr. Farooqui for election as a Class II Director at the 2023 Annual Meeting of Shareholders.

Mr. Farooqui is the Founder & CEO of +SUBSCRIBE, a fintech leader providing a unified private markets platform for alternative investment fund investors, fund managers, and service providers. The company’s marquee solution is an order management and electronic subscription document system for alternative product transactions. The company’s customers include many of the alternative investment industry’s leading investors and fund managers. Prior to founding +SUBSCRIBE, along with two partners in 2009 he founded CAIS, another fintech technology company offering a platform of alternative investment funds to the wealth management industry. At CAIS, he served as Co-Founder & President focused on firm strategy and management. Prior to forming CAIS in 2009, Mr. Farooqui was the Head of the Middle East & North African Equities division for UBS Investment Bank and was based in Dubai, U.A.E. Between 2003 and 2008, Mr. Farooqui was Head of UBS Investment Bank's U.S. Institutional Equities Sales Group, based in New York City. Prior to UBS, from 1998 to 2003, Mr. Farooqui was Head of Global Institutional International Sales-Trading in the NYC offices of Goldman Sachs & Co., where he advised alternative investment management clients on research and trading in the global securities markets. Mr. Farooqui began his career in 1998 at Goldman Sachs & Co. within the Equity Division's International Department as a global equity securities sales-trader.

Mr. Farooqui has served as trustee of the Board of Directors of the United Nations International School (UNIS) in New York and as a member of the Board of Trustees of the Queens Museum of Art (QMA) in Flushing Meadows Corona Park. He is a member of YPO International (Young Presidents' Organization), a global organization of business leaders across 110 countries. He is also a member of The Economic Club of New York and a former Term Member at The Council on Foreign Relations. He holds an undergraduate degree and an M.B.A. from Columbia University in New York City. Mr. Farooqui holds FINRA Series 24, 7, 9/10 and 63 licenses.

"We are very pleased to welcome Rafay Farooqui to the MDC board," said Herbert T. Buchwald, the Company's lead independent director. "As both a respected investment banking executive and a financial technology entrepreneur, he has made a meaningful impact on the organizations he has served and founded. Given the depth and diversity of his experiences and his specific expertise in technology, we believe that he will add a unique perspective to our boardroom that will prove to be of great value to the Company and our shareholders. With the recent addition of new members to our Board, we have significantly expanded the diversity of perspectives, skills and backgrounds that are represented on our Board.”

About MDC
M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 230,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, Seattle, Portland, Boise, Nashville, Austin, Albuquerque and Huntsville. MDC's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact: Robert N. Martin; Senior Vice President and Chief Financial Officer; 1-866-424-3395; IR@mdch.com
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